Exhibit 99.1

Liberty Global Reports Q3 2022 Results

Q3 financial performance highlighted by accelerating Adjusted EBITDA growth at VMO21, VodafoneZiggo and Telenet
Continued to deliver aggregate2 broadband and postpaid mobile net additions across core FMC markets
Ongoing investment in fixed network upgrades and 5G coverage to support our leading FMC market positions
Attractive share repurchases of $1.7 billion for 2022, reiterating 10% buyback floor for 2023
Reconfirming all full-year 2022 guidance targets

Denver, Colorado: November 1, 2022
Liberty Global plc today announced its Q3 2022 financial results.
CEO Mike Fries stated, “Despite the macroeconomic challenges in Europe we clearly have a resilient business model, as demonstrated by our solid results in Q3. Connectivity remains an essential service with strong demand across our footprint for reliable and seamless access to high-quality fixed and mobile networks. We also remain focused on supporting our customers who are experiencing higher living costs by offering connectivity services that are both affordable and robust. Simultaneously, we are offsetting the impact of high energy and labor costs by driving digital initiatives, taking reasonable price increases and executing on synergies in the U.K. and Switzerland.

In Q3, we delivered aggregate2 broadband and postpaid mobile growth of 186,000 new subscribers, supported mostly by broadband subscriber gains in the U.K. and positive postpaid trends across all our core FMC markets. Financially, we reported stable to growing revenues in Switzerland, Belgium and the Netherlands, with the latter two markets supported by recent price adjustments. Synergy execution, price rises and strong cost controls supported strong Adjusted EBITDA growth in the U.K., Belgium and all the Netherlands. Meanwhile, the continued realization of synergies in the U.K. is expected to drive cash flow growth throughout the remainder of the year.

We continue advancing our network development strategies. Each of our markets has attractive investment opportunities utilizing combinations of FTTH and DOCSIS and we are already offering gigabit speeds to customers across nearly 100% of our footprint. In the U.K. we continue to advance our Lightning build-out while upgrading the existing HFC network to FTTH. We are also setting up the new fiber JV with Infravia to build the additional 5 to 7 million homes that we announced last quarter, which will give us significantly greater reach to exploit fixed-mobile convergence.

We are reiterating all of the original, full-year guidance metrics at our operating companies and $1.7 billion(i) of Full Company3 Distributable Cash Flow4 at Liberty Global. Liberty Global’s balance sheet remains strong with ~$4 billion(ii) of cash and ~$5 billion of total liquidity,5 providing appealing optionality against an increasingly challenged macro environment. Our attractive share buyback of $1.7 billion this year was supported by our strong cash flow generation and the compelling value in our stock. We have retired 50% of our total shares outstanding since 2017 and we remain committed to our 10% repurchase floor of shares outstanding in 2023."

(i)Quantitative reconciliations to cash flow from operating activities for our Distributable Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly form period to period. Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.14, GBP/USD 1.35 and CHF/USD 1.06.
(ii)Including amounts held under separately managed accounts (SMAs).

Q3 Operating Company Highlights

(Consolidated)

Continued strong mobile postpaid intake; Revenue growth in Q3 supported by mobile and B2B momentum

Operating highlights: Sunrise continues to deliver strong mobile performance, supported by robust B2B delivery and its flanker brand yallo which continues to perform well as the business generates revenue growth in Q3. Sunrise continues to reinforce yallo's full service offerings, launching yallo Free TV for new and prospective customers, and has also launched a Smart Upgrade program through a partnership with Apple. The Sunrise rebranding continues to resonate with strong postpaid mobile performance across all brands, achieving 42,000 net adds in the quarter. Broadband performance was flat as expected in Q3 given the ongoing phase out of the UPC brand. Supported by a strong mobile offering together with the powerful fixed line network, FMC penetration remains high at 57% of Sunrise's broadband base.

Financial highlights: Revenue of $789.8 million in Q3 2022 decreased 4.9% YoY on a reported basis and increased 1.5% YoY on a rebased6 basis. The rebased increase was largely driven by (i) low margin business wholesale revenue and (ii) strong trading momentum in yallo and handset revenues, partially offset by a decrease in fixed subscription revenue due to subscriber losses and ARPU pressures. Adjusted EBITDA decreased 8.6% on a reported basis and 2.3% on a rebased basis to $302.5 million in Q3 2022, including $6 million of opex costs to capture7. The rebased decline was largely driven by a more limited tailwind from synergies following the annualizing of MVNO synergies, the impact of fixed ARPU declines and increased investments in yallo and digitalization projects. Adjusted EBITDA less P&E Additions of $161.8 million in Q3 decreased 17.4% YoY on a reported basis and 10.8% on a rebased basis, including $35 million of opex and capex costs to capture. While Sunrise is integrating the two businesses, costs to capture have short term impacts but are incurred to promote future synergies, more efficient operations and enhanced operations and profitability.

Telenet (Consolidated)

Continued FMC customer expansion; Improved financial trends in Q3 2022; FY 2022 outlook unchanged

Operating highlights: Continued growth of Telenet's FMC customer base in Q3 2022 was driven by continued uptake of “ONE(Up)” bundles as growth in the mobile customer base accelerated with 18,000 postpaid mobile net additions. Telenet also recently entered into a binding agreement with Fluvius to develop “the data network of the future” in Flanders. Both companies will contribute their fixed network assets to incorporate a new infrastructure company “NetCo” that will invest in the evolution of the current HFC network into a FTTH network.

Financial highlights: Revenue of $665.1 million in Q3 2022 decreased 12.0% YoY on a reported basis and increased 3.1% on a rebased basis. The increase in rebased revenue was primarily driven by (i) higher fixed subscription revenue following the June price increase and (ii) an increase in mobile roaming revenue. Adjusted EBITDA decreased 13.7% on a reported basis and increased 4.8% on a rebased basis to $318.7 million in Q3. The increase in rebased Adjusted EBITDA reflects the aforementioned revenue performance, partially offset by the impact of higher inflation on energy costs and staff-related expenses. Reported and rebased Adjusted EBITDA less P&E Additions decreased 25.2% and 8.2%, respectively, to $176.3 million in Q3.

(Non-consolidated Joint Venture)

VMO2 delivers strong strategic and operational progress combined with accelerating Adjusted EBITDA growth1

Operating highlights: VMO2 continued growing its fixed and mobile customer base in Q3 while announcing the U.K.'s fastest WiFi guarantee. Growth in VMO2's fixed customer base and continued demand for fast, high-quality connectivity drove Q3 broadband net additions to 19,000. Postpaid mobile continued to show growth with net adds of 47,000 during the quarter. Average speed across the company's broadband base increased 29% YoY and now reaches 261Mbps, more than 4x the national average. Less than a year after the launch of VMO2's first FMC bundle, a significant milestone has been achieved with more than 1 million customers taking a Volt bundle, highlighting our rapid and substantial progress in fixed-mobile convergence. Meanwhile, Project Lightning has passed 330,000 premises since the start of the year and the company remains on-track to deliver over 500,000 premises in 2022.

Financial highlights (in U.S. GAAP): Revenue of $3,042.1 million in Q3 2022 decreased 15.8% YoY on a reported basis and 1.7% YoY on a rebased basis. This was due to the net effect of (i) a decline in consumer fixed revenue due to a change in customer mix, (ii) a decline in B2B fixed revenue and (iii) an overall increase in mobile revenue driven by an increase in service revenue partially offset by a decline in handset revenue. Adjusted EBITDA decreased 10.1% YoY on a reported basis and increased 8.1% YoY on a rebased basis to $1,060.5 million, including $16 million of opex costs to capture. The YoY increase in Adjusted EBITDA was supported by the realization of synergies, cost efficiencies, and a $35 million one-time non-cash benefit following the resolution of a legal matter, partially offset by increased energy costs. Adjusted EBITDA less P&E Additions decreased 30.0% YoY on a reported basis and decreased 11.0%8 on a rebased basis to $355.4 million, including $76 million of opex and capex costs to capture. P&E Additions increased 21.5% YoY to $705.1 million.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the Q3 earnings release.

(Non-consolidated Joint Venture)

Solid financial performance; Reconfirming 2022 guidance

Operating highlights: VodafoneZiggo continues to improve its commercial momentum despite increased promotional intensity in the Dutch market. At September 30th, VodafoneZiggo is passing 2.5 million converged SIMs and 1.5 million converged households9, which continues to drive improvement in Net Promoter Scores and reduce churn. VodafoneZiggo delivered 67,000 mobile postpaid additions in Q3 and grew mobile postpaid ARPU. Total broadband RGUs declined by 9,000 in Q3 while B2B broadband RGUs continued to record solid growth, with 6,000 added in the quarter. More than 90% of VodafoneZiggo's fixed network footprint is connected to Gigabit speeds and on track to deliver nationwide coverage in December. Successfully implemented an average 3.5% price increase as of July 2022 which helped generate rebased revenue growth in Q3.

Financial highlights: Revenue declined 13.6% on a reported basis and increased 1.0% on a rebased basis to $1,041.7 million in Q3. The increase in rebased revenue was primarily driven by ARPU growth and mobile postpaid and B2B fixed customer base growth, partially offset by B2C fixed customer base decline. Mobile service revenue grew 7.2% in Q3, recording the highest quarterly growth in five years. Adjusted EBITDA decreased 13.3% on a reported basis and increased 1.3% on a rebased basis to $501.4 million in Q3. The rebased increase was primarily driven by the aforementioned revenue growth and incremental cost efficiency measures, effectively mitigating higher energy costs related to inflation. Reported and rebased Adjusted EBITDA less P&E Additions decreased 24.3% and 11.5%, respectively, to $290.2 million in Q3. The rebased decrease was primarily driven by higher investment in customer premises equipment.

Q3 ESG Highlights

During the third quarter, we continued to progress our Environmental, Social and Governance (ESG) agenda across our business. As a founding member of the European Green Digital Coalition (EGDC), Liberty Global participated in the European Parliament Pilot Project that aims to develop digital solutions in support of key sectors, to assess their respective net environmental impacts. Liberty Global’s “Reducing Herbicides Solutions”, developed by Sunrise, was among the first round of six case studies selected. The solution uses high resolution images taken by drones, and sent through 5G networks to detect weed locations, allowing farmers to distinctly target and reduce the use of herbicides and their associated emissions. Also in the quarter, VodafoneZiggo became the first Dutch telecoms provider to introduce electric scooters as a mode of city transport for technicians. The idea came from Ziggo’s own technicians, and provides an emissions reduction of 99% for every kilometer traveled compared to a diesel van. This initiative not only supports VodafoneZiggo's ambition to halve the company's environmental impact by 2025, but also serves customers in zero-emission zones, where vehicles with carbon emissions will not be allowed in the coming two years. On the Social front, VMO2 partnered with environmental charity Hubbub to help provide tablets and data to people in need across the U.K. Tackling both digital equity and e-waste, the partnership is helping people improve their digital skills while enabling access to essential services, and supporting the circular economy – all part of the company’s Better Connections Plan and goals. Lastly, Liberty Global and its subsidiaries have been carefully monitoring the impacts of high inflation and the cost-of-living crisis, to both our people and customers across our markets. In recent weeks, the company has extended financial support to employees who need it most, while operations such as VMO2 are helping to keep people connected by donating data to serve those most affected.

Diversity, Equity and Inclusion (DE&I) continues to be a focus for us, reinforcing an inclusive work environment, where our people know their voices are heard, valued, respected and everyone feels they belong. Our dedicated DE&I Council continues to work with colleagues across the Liberty Global footprint to ensure DE&I is embedded into everything we do, including the products we design, the decisions we make, the communities in which we operate and the relationships we have with our customers, suppliers, and shareholders. We are accelerating across our priorities of inclusivity and representation in the workplace. Underpinning our strategic pillars of Gender, LGBTQIA+, Ability, Race and Ethnicity, and Multigenerational. We strongly believe in driving an inclusive culture through education, improving our practices, and measuring our progress. We have developed conscious inclusion training which our leaders and employees are attending to drive empowerment and capability of action towards a more inclusive culture. Continuing our focus on taking potential bias out of our recruitment practices, we have developed an inclusive hiring training, currently rolled out across our talent acquisition teams and hiring managers.

Liberty Global Consolidated Q3 Highlights
•Q3 revenue decreased 8.2% YoY on a reported basis and increased 3.7% on a rebased basis to $1,746.3 million
•Q3 earnings from continuing operations increased 670.5% YoY on a reported basis to $2,431.7 million
•Q3 Adjusted EBITDA decreased 12.5% YoY on a reported basis and increased 1.6% on a rebased basis to $664.0 million
•Q3 property & equipment additions were 21.3% of revenue, as compared to 19.1% in Q3 2021
•Balance sheet with $5.3 billion of total liquidity
◦Comprised of $1.6 billion of cash, $2.4 billion of investments held under SMAs and $1.3 billion of unused borrowing capacity10
•Fully-swapped borrowing cost of 3.2% on a debt balance of $13.3 billion

Liberty Global	Q3 2022	Q3 2021	YoY Change (reported)	YoY Change (rebased)	YTD 2022	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(14,000)	(5,400)	(159.3%)		(37,800)	(253.7%)

Financial (in millions, except percentages)
Revenue	$1,746.3	$1,901.4	(8.2%)	3.7%	$5,353.8	(36.2%)	2.0%
Earnings from continuing operations	$2,431.7	$315.6	670.5%		$5,789.6	(55.1%)
Adjusted EBITDA	$664.0	$758.5	(12.5%)	1.6%	$1,998.1	(39.0%)	0.2%
P&E additions	$371.7	$362.6	2.5%		$1,089.6	(35.3%)
Adjusted EBITDA less P&E Additions	$292.3	$395.9	(26.2%)	(12.1%)	$908.5	(42.8%)	(6.0%)

Cash provided by operating activities	$540.5	$563.2	(4.0%)		$1,903.5	(21.1%)
Cash provided (used) by investing activities	$(633.5)	$(297.1)	(113.2%)		$1,947.8	134.1%
Cash used by financing activities	$(628.0)	$(387.0)	(62.3%)		$(3,060.0)	(316.7%)

Full Company Adjusted FCF	$147.5	$292.4	(49.6%)		$711.7	(25.5%)
Full Company Distributable Cash Flow	$414.4	$292.4	41.7%		$978.6	2.4%

Customer Growth

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Organic customer net additions (losses) by market
Switzerland	(3,200)	(1,600)	(6,800)	(1,100)
Belgium	(7,700)	(2,300)	(17,600)	(13,100)
U.K.(i)	—	—	—	41,700
Ireland	(1,900)	(1,100)	(7,800)	(1,800)
Slovakia	(1,200)	(400)	(5,600)	(1,100)
Total	(14,000)	(5,400)	(37,800)	24,600
______________________

(i)The 2021 amounts represent organic net additions of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.

Earnings from Continuing Operations
•Earnings from continuing operations was $2,431.7 million and $315.6 million for the three months ended September 30, 2022 and 2021, respectively, and $5,789.6 million and $12,889.2 million for the nine months ended September 30, 2022 and 2021, respectively

Financial Highlights
The following tables present (i) revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$789.8	$830.2	(4.9)	1.5	$2,377.3	$2,497.4	(4.8)	0.7
Belgium	665.1	755.4	(12.0)	3.1	2,078.6	2,302.9	(9.7)	1.5
Ireland	116.1	136.0	(14.6)	—	365.4	406.2	(10.0)	1.1
U.K.(i)	—	—	—	—	—	2,736.4	(100.0)	—
Central and Other	177.4	181.4	(2.2)	22.3	539.4	458.7	17.6	13.0
Intersegment eliminations	(2.1)	(1.6)	N.M.	N.M.	(6.9)	(11.1)	N.M.	N.M.
Total	$1,746.3	$1,901.4	(8.2)	3.7	$5,353.8	$8,390.5	(36.2)	2.0

VMO2 JV(ii)(iii)	$3,042.1	$3,614.0	(15.8)	(1.7)	$9,642.7	$4,822.5	100.0	N.M.
VodafoneZiggo JV(iii)	$1,041.7	$1,206.1	(13.6)	1.0	$3,237.3	$3,638.4	(11.0)	—
______________________

N.M. - Not Meaningful

(i)The YTD 2021 amount represents the revenue of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The YTD 2021 amount represents the revenue of the VMO2 JV for the period from June 1, 2021 through September 30, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Adjusted EBITDA	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$302.5	$330.8	(8.6)	(2.3)	$880.2	$910.9	(3.4)	2.3
Belgium	318.7	369.1	(13.7)	4.8	989.4	1,130.5	(12.5)	(0.4)
Ireland	49.6	59.1	(16.1)	(2.0)	152.5	160.7	(5.1)	6.6
U.K.(i)	—	—	—	—	—	1,085.3	(100.0)	—
Central and Other	(6.8)	1.5	N.M.	33.3	(23.6)	(15.8)	(49.4)	N.M.
Intersegment eliminations	—	(2.0)	N.M.	N.M.	(0.4)	1.6	N.M.	N.M.
Total	$664.0	$758.5	(12.5)	1.6	$1,998.1	$3,273.2	(39.0)	0.2

VMO2 JV(ii)(iii)	$1,060.5	$1,180.3	(10.1)	8.1	$3,515.2	$1,591.3	120.9	N.M.
VodafoneZiggo JV(iii)	$501.4	$578.1	(13.3)	1.3	$1,530.1	$1,713.4	(10.7)	0.4
______________________

N.M. - Not Meaningful

(i)The YTD 2021 amount represents the Adjusted EBITDA of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The YTD 2021 amount represents the Adjusted EBITDA of the VMO2 JV for the period from June 1, 2021 through September 30, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	September 30,				September 30,
	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts

Switzerland	$161.8	$195.9	(17.4)	(10.8)	$484.4	$497.8	(2.7)	4.2
Belgium	176.3	235.8	(25.2)	(8.2)	555.5	706.0	(21.3)	(10.3)
Ireland	16.4	40.5	(59.5)	(53.2)	69.1	98.8	(30.1)	(22.3)
U.K.(i)	—	—	—	—	—	527.9	(100.0)	—
Central and Other	(62.2)	(74.3)	16.3	16.9	(200.1)	(242.7)	17.6	1.4
Intersegment eliminations	—	(2.0)	N.M.	N.M.	(0.4)	1.6	N.M.	N.M.
Total	$292.3	$395.9	(26.2)	(12.1)	$908.5	$1,589.4	(42.8)	(6.0)

VMO2 JV (ii)(iii)	$355.4	$507.8	(30.0)	(11.0)	$1,461.5	$692.5	111.0	N.M.
VodafoneZiggo JV(iii)	$290.2	$383.5	(24.3)	(11.5)	$846.4	$1,008.4	(16.1)	(5.6)
______________________

N.M. - Not Meaningful

(i)The YTD 2021 amount represents the Adjusted EBITDA less P&E Additions of the U.K. JV Entities through the June 1, 2021 closing of the U.K. JV Transaction.
(ii)The YTD 2021 amount represents the Adjusted EBITDA less P&E Additions of the VMO2 JV for the period from June 1, 2021 through September 30, 2021.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $13.3 billion
•Average debt tenor: Approximately 6 years, with ~94% not due until 2028 or thereafter11
•Borrowing costs: Blended, fully-swapped cost of debt was 3.2%
•Liquidity: $5.3 billion, including (i) $1.6 billion of cash at September 30, 2022, (ii) $2.4 billion of investments held under SMAs and (iii) $1.3 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Rebased Revenue, Adjusted Free Cash Flow and Distributable Cash Flow at the consolidated level, as well as the 2022 financial guidance provided by our operating companies and joint ventures; expectations of any macroeconomic dynamics that may be beneficial or detrimental to the company; expectations with respect to the integration and synergy plans at the VMO2 JV and at Sunrise, including the timing, costs and anticipated benefits thereof; expectations regarding network and product plans and initiatives; the expected progress of Project Lightning in the U.K., the new greenfield fiber joint venture with Infravia in the U.K., the full fiber overlays in the U.K.; expected network and 5G investments and making 1Gbps internet available across our global footprint; the implementation of the NetCo creation between Telenet and Fluvius in Belgium and any anticipated benefits to be derived therefrom; our commitments and aspirations with respect to ESG, including emissions reductions and DE&I matters; our share buyback program, including our commitment to repurchase 10% of our outstanding shares in each of 2022 and 2023 and the $400 million additional share buybacks anticipated to be completed in 2022; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the COVID-19 pandemic on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access the cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program

As previously announced, our Board of Directors authorized a share repurchase program whereby we have committed to repurchasing 10 percent of our outstanding shares in each of 2022 and 2023. In July 2022, our Board of Directors authorized an additional $400 million for 2022 share repurchases. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate in each applicable year upon repurchasing the authorized limits.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 86 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
Amy Ocen +1 303 784 4528        Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2022, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2021 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2021 in our rebased amounts for the three and nine months ended September 30, 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three and nine months ended September 30, 2022, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of during 2022 and 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are excluded in our results for the three and nine months ended September 30, 2022, (iii) include in our rebased results the revenue and costs for the temporary elements of transitional and other services provided to the VMO2 JV, the VodafoneZiggo JV, iliad, Vodafone, Deutsche Telekom, Liberty Latin America and M7 Group, to reflect amounts related to these services equal to those included in our results for the three and nine months ended September 30, 2022 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2022. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2021 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2021 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended September 30, 2021			Nine months ended September 30, 2021
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and Dispositions(i)	$(20.6)	$(24.2)	$(22.9)	$(2,552.6)	$(1,028.6)	$(498.3)
Foreign Currency	(197.6)	(81.0)	(40.6)	(591.6)	(249.5)	(124.1)
Total	$(218.2)	$(105.2)	$(63.5)	$(3,144.2)	$(1,278.1)	$(622.4)

VMO2 JV(ii):
Acquisitions and Dispositions(i)	$13.4	$(32.9)	$(32.9)
Foreign Currency	(533.3)	(166.1)	(75.4)
Total	$(519.9)	$(199.0)	$(108.3)

VodafoneZiggo JV(iii):
Foreign Currency	$(174.3)	$(82.9)	$(55.5)	$(236.7)	$(188.7)	$(111.4)
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to the VMO2 JV, the VodafoneZiggo JV, iliad, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2022 and 2021 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, respectively, which we do not consolidate, as we hold a 50% noncontrolling interest. Amounts for the nine-month period are not presented as the VMO2 JV does not have a full year of comparative results.
(iii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, respectively, which we do not consolidate, as we hold a 50% noncontrolling interest.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at September 30, 2022, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$656.9	$2,374.8	$—	$3,031.7
Telenet	925.7	—	543.3	1,469.0
UPC Holding	10.8	—	698.4	709.2
VM Ireland	0.7	—	97.9	98.6
Total	$1,594.1	$2,374.8	$1,339.6	$5,308.5
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.3 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the September 30, 2022 U.S. dollar equivalents of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding	$6,125.8	$16.5	$6,142.3	$52.3	$6,194.6
Telenet	5,771.1	355.2	6,126.3	—	6,126.3
VM Ireland	881.1	—	881.1	—	881.1
Other	79.8	34.0	113.8	(432.0)	(318.2)
Total	$12,857.8	$405.7	$13,263.5	$(379.7)	$12,883.8
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	$63.9	$48.4	$199.8	$320.3
New build & upgrade	32.0	32.8	82.4	269.5
Capacity	56.3	49.6	147.0	192.9
Baseline	107.0	108.2	333.6	469.9
Product & enablers	112.5	123.6	326.8	431.2
Total P&E additions	371.7	362.6	1,089.6	1,683.8
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(40.7)	(52.7)	(142.9)	(599.6)
Assets acquired under finance leases	(7.8)	(8.3)	(25.8)	(27.8)
Changes in current liabilities related to capital expenditures	(28.1)	(29.6)	8.4	58.0
Total capital expenditures, net(ii)	$295.1	$272.0	$929.3	$1,114.4

P&E additions as % of revenue	21.3%	19.1%	20.4%	20.1%
______________________

(i)Amounts exclude related VAT of $7.2 million and $1.9 million for the three months ended September 30, 2022 and 2021, respectively, and $17.0 million and $75.9 million for the nine months ended September 30, 2022 and 2021, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended September 30,		Increase/(decrease)
	2022	2021	Reported %	Rebased %

Liberty Global	$61.62	$68.89	(10.6%)	0.4%
Ireland	€62.28	€60.59	2.8%	2.8%
Belgium (Telenet)	€60.31	€58.60	2.9%	2.9%
UPC Holding	€62.03	€57.72	7.5%	(3.0%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		Decrease
	2022	2021	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$26.02	$29.19	(10.9%)	(1.2%)
Excluding interconnect revenue	$23.80	$26.01	(8.5%)	—%

	Operating Data — September 30, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Belgium	3,427,000	2,014,700	1,729,000	1,713,200	1,033,900	4,476,100	2,941,000
Switzerland(v)	2,501,400	1,468,100	1,174,200	1,223,300	1,011,800	3,409,300	2,751,800
Ireland	961,900	424,000	384,200	269,600	258,400	912,200	137,400
Slovakia	636,700	183,100	146,300	165,400	89,400	401,100	—
Total Liberty Global	7,527,000	4,089,900	3,433,700	3,371,500	2,393,500	9,198,700	5,830,200

VMO2 JV(vi)	15,980,100	5,780,000	5,631,100			13,045,300	33,507,900
VodafoneZiggo JV(vi)	7,361,300	3,681,500	3,300,500	3,670,400	1,862,200	8,833,100	5,511,300

	Subscriber Variance Table — September 30, 2022 vs. June 30, 2022
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
Belgium	7,600	(7,700)	100	(18,600)	(23,300)	(41,800)	2,000
Switzerland(v)	5,500	(3,200)	200	(9,000)	(11,400)	(20,200)	40,900
Ireland	3,200	(1,900)	(900)	(11,400)	(7,300)	(19,600)	3,100
Slovakia	(1,400)	(1,200)	(400)	(700)	(200)	(1,300)	—
Total Liberty Global	14,900	(14,000)	(1,000)	(39,700)	(42,200)	(82,900)	46,000

Q3 2022 Liberty Global Adjustments:
Switzerland	—	(2,000)	(1,900)	(2,200)	(1,400)	(5,500)	(4,600)
Total adjustments	—	(2,000)	(1,900)	(2,200)	(1,400)	(5,500)	(4,600)

VMO2 JV(vi)	117,100	12,300	19,100			(53,900)	412,500
VodafoneZiggo JV(vi)	8,100	(19,500)	(9,300)	(20,200)	(71,100)	(100,600)	61,900

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 45,500 subscribers who have requested and received this service.
(ii)We have approximately 29,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 198,500 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of September 30, 2022, our mobile subscriber count included 469,600 and 282,200 prepaid mobile subscribers in Switzerland and Belgium, respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2022, Switzerland’s partner networks accounted for 106,400 Fixed-Line Customer Relationships, 275,000 RGUs, which include 101,000 Internet Subscribers, 96,200 Video Subscribers and 77,800 Telephony Subscribers. Subscribers to our video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 461,200 homes passed by Switzerland’s partner networks at September 30, 2022. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.
(vi)Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of nine months and three months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections including Smart Metering contract connections. Fixed subscriber counts for the VodafoneZiggo JV include B2B subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1This release includes the actual U.S. GAAP results for the VMO2 JV for the three and nine months ended September 30, 2022 and 2021. The commentary and QTD YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q3 earnings release.
2Represents aggregate consolidated and 50% owned non-consolidated JV broadband and mobile subscribers. Includes B2B fixed subscribers of the VodafoneZiggo JV.
3The term "Full Company" includes certain amounts that were classified as discontinued operations prior to disposal. We also present Full Company Adjusted Free Cash Flow and Full Company Distributable Cash Flow, consistent with the basis for our full year 2022 Distributable Cash Flow guidance.
4Distributable Cash Flow is defined as Adjusted Free Cash Flow, as re-defined during the fourth quarter of 2021, plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”). Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.14, GBP/USD 1.35, CHF/USD 1.06 and includes ~$100 million of litigation settlement proceeds in Switzerland received during Q1 2022.
5Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
6The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
7Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
8The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by recurring U.S. GAAP to IFRS accounting differences related to the VMO2 JV’s investment in CTIL, accounting for leases, certain handset securitization transactions and other miscellaneous adjustments, as reconciled below.

	Three months ended September 30,
	2022	2021
	in millions

Revenue:
U.S. GAAP Revenue	$3,042.1	$3,614.0
Transaction adjustments(i)	5.5	13.4
U.S. GAAP Transaction adjusted revenue	3,047.6	3,627.4
IFRS/U.S. GAAP adjustments(ii)	—	(39.5)
IFRS transaction adjusted revenue	$3,047.6	$3,587.9

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,060.5	$1,180.3
Transaction adjustments(i)	(5.3)	(32.9)
U.S. GAAP Transaction adjusted Adj EBITDA	1,055.2	1,147.4
IFRS/U.S. GAAP adjustments(ii)	98.2	95.1
IFRS transaction adjusted Adj EBITDA (including costs to capture)	$1,153.4	$1,242.5

Property & equipment additions:
U.S. GAAP property & equipment additions	$705.1	$672.5
IFRS/U.S. GAAP adjustments(iii)	44.9	66.6
IFRS property & equipment additions (including costs to capture)	$750.0	$739.1

Adjusted EBITDA less property & equipment additions:
U.S. GAAP Adjusted EBITDA	$1,060.5	$1,180.3
U.S. GAAP property & equipment additions	(705.1)	(672.5)
U.S. GAAP Adjusted EBITDA less property & equipment additions	355.4	507.8
Transaction adjustments(i)	(5.3)	(32.9)
IFRS/U.S. GAAP adjustments(ii)(iii)	53.3	28.5
IFRS transaction adjusted Adj EBITDA less property & equipment additions (including costs to capture)	$403.4	$503.4

______________________

(i)In connection with the completion of the formation of the VMO2 JV, the opening balance sheet of the combined business was reported at its estimated fair value. As such, certain amounts were adjusted to reflect the new basis of accounting. These transaction adjustments therefore reverse the effect of the (i) deferred commissions and install costs write-off and (ii) deferred revenue write-off.
(ii)Revenue IFRS/U.S. GAAP differences relate to certain handset securitization transactions. Adjusted EBITDA IFRS/U.S. GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL, (ii) lease accounting and (iii) certain handset securitization transactions.
(iii)Property & equipment additions IFRS/U.S. GAAP differences primarily relate to (i) the VMO2 JV's investment in CTIL and (ii) lease accounting.

9Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
10Our aggregate unused borrowing capacity of $1.3 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant September 30, 2022 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that €713.4 million ($698.4 million) of borrowing capacity will be available under the UPC Holding Bank Facility, with €303.9 million ($297.5 million) available to upstream, the full €555.0 million ($543.3 million) of borrowing capacity will be available under the Telenet Credit Facility, with the full amount available to upstream and the full €100.0 million ($97.9 million) of borrowing capacity will be available under the VM Ireland Credit Facility, with €89.1 million ($87.2 million) available to upstream. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to September 30, 2022.
11For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2028 or thereafter includes all of these amounts.

12Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net earnings for the last twelve months (reported LTM net earnings) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments under SMAs. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on an adjusted basis, as described below. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net earnings and LTM Adjusted EBITDA ratios as of and for the twelve months ended September 30, 2022 (in millions, except ratios):

Reconciliation of reported LTM net earnings to LTM Adjusted EBITDA:
Reported LTM earnings	$6,427.9
Income tax expense	238.7
Other income, net	(79.5)
Adjustment to gain on Atlas Edge JV Transactions	(13.8)
Adjustment to gain on U.K. JV Transaction	(83.1)
Gain on Telenet Tower Sale	(700.4)
Share of results of affiliates, net	(672.8)
Gain on debt extinguishment, net	(2.8)
Realized and unrealized gain due to changes in fair values of certain investments and debt, net	(154.0)
Foreign currency transaction gain, net	(3,653.3)
Realized and unrealized gain on derivative instruments, net	(1,584.6)
Interest expense	550.8
Operating income	273.1
Impairment, restructuring and other operating items, net	(13.3)
Depreciation and amortization	2,197.3
Share-based compensation expense	230.9
LTM Adjusted EBITDA	$2,688.0

Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$13,263.5
Principal related projected derivative cash payments	(379.7)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$12,883.8

Reported LTM net earnings	$6,427.9
Debt to reported LTM net earnings ratio	2.0

LTM Adjusted EBITDA	$2,688.0
Debt to LTM Adjusted EBITDA ratio	4.8

Net Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$12,883.8
Cash and cash equivalents and investments held under separately managed accounts	(3,968.9)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$8,914.9

Reported LTM net earnings	$6,427.9
Net debt to reported LTM net earnings ratio	1.4

LTM Adjusted EBITDA	$2,688.0
Net debt to LTM Adjusted EBITDA ratio	3.3

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions

Earnings from continuing operations	$2,431.7	$315.6	$5,789.6	$12,889.2
Income tax expense	64.8	2.2	209.6	444.2
Other income, net	(21.7)	(8.2)	(60.2)	(25.6)
Gain on AtlasEdge JV Transactions	—	(213.7)	—	(213.7)
(Gain) adjustment to gain on U.K. JV Transaction	—	347.3	—	(10,790.7)
Gain on Telenet Tower Sale	(7.1)	—	(700.4)	—
Share of results of affiliates, net	(501.0)	29.2	(812.6)	35.6
Losses (gains) on debt extinguishment, net	—	—	(2.8)	90.6
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	2.1	109.4	207.7	(373.3)
Foreign currency transaction gains, net	(1,462.7)	(422.4)	(3,186.4)	(857.6)
Realized and unrealized gains on derivative instruments, net	(546.9)	(199.3)	(1,669.1)	(707.4)
Interest expense	149.7	140.9	416.8	748.1
Operating income	108.9	101.0	192.2	1,239.4
Impairment, restructuring and other operating items, net	6.4	17.2	74.1	68.4
Depreciation and amortization	506.0	582.3	1,588.4	1,744.8
Share-based compensation expense	42.7	58.0	143.4	220.6
Adjusted EBITDA	664.0	758.5	1,998.1	3,273.2
Property and equipment additions	(371.7)	(362.6)	(1,089.6)	(1,683.8)
Adjusted EBITDA less P&E Additions	$292.3	$395.9	$908.5	$1,589.4

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Prior to the fourth quarter of 2021, our definition of Adjusted FCF excluded cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions. During the fourth quarter of 2021, we changed our definition of Adjusted FCF to include these cash payments. Cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions was $9.8 million and $8.1 million during the three months ended September 30, 2022 and 2021, respectively, and $32.0 million and $54.6 million during the nine months ended September 30, 2022 and 2021, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF, as re-defined during the fourth quarter of 2021, plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. Consistent with the basis for our full year 2022 Distributable Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted FCF and Full Company Distributable Cash Flow for the indicated periods.

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
	in millions

Net cash provided by operating activities	$540.5	$612.6	$1,954.6	$2,557.7
Operating-related vendor financing additions(i)	165.8	187.2	403.6	1,670.6
Cash capital expenditures, net	(295.1)	(284.1)	(945.1)	(1,153.0)
Principal payments on operating-related vendor financing	(206.8)	(140.6)	(529.2)	(1,291.9)
Principal payments on capital-related vendor financing	(41.5)	(62.9)	(125.5)	(768.4)
Principal payments on finance leases	(15.4)	(19.8)	(46.7)	(59.6)
Full Company Adjusted FCF	147.5	292.4	711.7	955.4
Other affiliate dividends	266.9	—	266.9	—
Full Company Distributable Cash Flow	$414.4	$292.4	$978.6	$955.4
_______________

(i)For purposes of our condensed consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV networks in the U.K. and Ireland as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDAaL information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on a rebased basis for each of our reportable segments:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2022	2021	Reported %	Rebased %	2022	2021	Reported %	Rebased %
	in millions, except % amounts
Adjusted EBITDA:
Switzerland	$302.5	$330.8	(8.6)	(2.3)	$880.2	$910.9	(3.4)	2.3
Belgium	318.7	369.1	(13.7)	4.8	989.4	1,130.5	(12.5)	(0.4)
Ireland	49.6	59.1	(16.1)	(2.0)	152.5	160.7	(5.1)	6.6
U.K.(i)	—	—	—	—	—	1,085.3	(100.0)	—
Central and Other	(6.8)	1.5	N.M.	33.3	(23.6)	(15.8)	(49.4)	N.M.
Intersegment eliminations	—	(2.0)	N.M.	N.M.	(0.4)	1.6	N.M.	N.M.
Total Adjusted EBITDA	$664.0	$758.5	(12.5)	1.6	$1,998.1	$3,273.2	(39.0)	0.2

VMO2 JV(ii)	$1,060.5	$1,180.3	(10.1)	8.1	$3,515.2	$1,591.3	120.9	N.M.
VodafoneZiggo JV(ii)	$501.4	$578.1	(13.3)	1.3	$1,530.1	$1,713.4	(10.7)	0.4

Finance lease adjustments:
Switzerland	$(1.2)	$(0.8)			$(5.4)	$(2.6)
Belgium	(17.9)	(21.6)			(58.4)	(65.9)
U.K.(i)	—	—			—	(4.9)
Central and Other	(2.0)	(2.0)			(6.0)	(6.3)
Total finance lease adjustments	$(21.1)	$(24.4)			$(69.8)	$(79.7)

VMO2 JV(ii)	$(2.1)	$(2.6)			$(6.8)	$(3.4)
VodafoneZiggo JV(ii)	$(1.8)	$(3.0)			$(6.6)	$(8.9)

Adjusted EBITDAaL:
Switzerland	$301.3	$330.0	(8.7)	(2.4)	$874.8	$908.3	(3.7)	2.0
Belgium	300.8	347.5	(13.4)	5.3	931.0	1,064.6	(12.5)	(0.4)
Ireland	49.6	59.1	(16.1)	(2.0)	152.5	160.7	(5.1)	6.6
U.K.(i)	—	—	—	—	—	1,080.4	(100.0)	—
Central and Other	(8.8)	(0.5)	N.M.	27.0	(29.6)	(22.1)	(33.9)	N.M.
Intersegment eliminations	—	(2.0)	N.M.	N.M.	(0.4)	1.6	N.M.	N.M.
Total Adjusted EBITDAaL	$642.9	$734.1	(12.4)	1.7	$1,928.3	$3,193.5	(39.6)	—

VMO2 JV(ii)	$1,058.4	$1,177.7	(10.1)	8.1	$3,508.4	$1,587.9	120.9	N.M.
VodafoneZiggo JV(ii)	$499.6	$575.1	(13.1)	1.4	$1,523.5	$1,704.5	(10.6)	0.4
______________________

N.M. - Not Meaningful

(i)The 2021 amounts represent amounts related to the U.K. JV Entities, which were contributed to the VMO2 JV on June 1, 2021.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JVs.